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FORM 5                                                                                                         OMB APPROVAL
------                                                                                                 -----------------------------
                                                                                                        OMB Number:       3235-0362
                                                                                                        Expires: September 30, 1998
[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION                               Estimated average burden
    longer subject to                       WASHINGTON, DC 20549                                        hours per response......1.0
    Section 16. Form                                                                                   -----------------------------
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Miller,         F.              Robert        Envirotest Systems Corp. (ENR)                Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
  246 Sobrante Way                                Number of Reporting        Month/Year          X  Officer (give    Other (specify
-------------------------------------------       Person (Voluntary)      September 30, 1997    ---- title below) ---       below)
                 (Street)                                                 -------------------
  Sunnyvale,         CA          94086-4807       ###-##-####             5. If Amendment,             CEO
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                         Page 1 of 3 pages                                           SEC 2270 (9-96)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Incentive Stock Option      $2.7500      01/26/96      A       109,089          (1)    01/26/06  Common   109,089
(right to buy)                                                                                   Stock
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Incentive Stock Option      $2.8000      01/26/96      A        36,363          (2)    01/26/06  Common    36,363
(right to buy)                                                                                   Stock
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Non-Qualified Stock Option  $2.7500      01/26/96      A        90,911          (3)    01/26/06  Common    90,911
(right to buy)                                                                                   Stock
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Non-Qualified Stock Option  $2.8000      01/26/96      A       163,637          (4)    01/26/06  Common   163,637
(right to buy)                                                                                   Stock
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Incentive Stock Option                                       D
(right to buy)
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Incentive Stock Option            145,452                    D
(right to buy)
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Non-Qualified Stock Option                                   D
(right to buy)
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Non-Qualified Stock Option        254,548                   D
(right to buy)
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Explanation of Responses:

See continuation page(s) for footnotes

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/ F. ROBERT MILLER            11-11-97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------- --------
                                                                                          **Signature of Reporting Person   Date

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                             Page 2
                                                         Page 2 of 3 pages                                          SEC 2270 (9-96)

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Miller, Robert F.                                  Envirotest Systems Corp. (ENR)                                 Page 3 of 3 Pages
246 Sobrante Way                                   9/30/97
Sunnyvale, CA 94086-4807


(1)  Vesting is as follows: 36,363 six months after date of grant, and 36,363 on the first and second anniversaries of the date of the grant.

(2)  All options exercisable on the third anniversary of the date of the grant.

(3)  Vesting is as follows: 3,637 six months after the date of the grant, 56,957 on the first anniversary, and 30,317 on the second anniversary of the date of the grant.

(4)  Vesting is as follows: 66,640 on the second anniversary of the date of the grant, and 96,997 on the third anniversary of the date of the grant.
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